CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 15, 2002, on the December 31, 2001 financial statements of First Variable Rate Fund for Government Income and to all references to our Firm included in or made part of this Post-Effective Amendment No. 42 to the Registration Statement File No. 2-56809.

ARTHUR ANDERSEN LLP

/s/ Philadelphia, Pennsylvania

April 23 - April 26, 2002